Nonstandardized 401(k) Plan

12.  HOURS OF SERVICE: (1.31) The Plan credits Hours of Service for the following purposes (and to the Employees described in Elections 12(d) or (e)) as follows (Choose one or more of (a) through (e) as applicable):

			(1)		(2)	(3)	(4)
			All				Allocation
			Purposes		Eligibility	Vesting	Conditions

(a)	☒	Actual Method. See Section 1.31 (A)(1).	☒	or	☐	☐	☐
(b)	☐	Equivalency Method:___________	☐	or	☐	☐	☐
(e.g., daily, weekly, etc.) See Section 1.31 (A)(2).
(c)	☐	Elapsed Time Method. See Section 1.31 (A)(3).	☐	or	☐	☐	☐
(d)	☐	Actual (hourly) and Equivalency (salaried).	☐	or	☐	☐	☐
Actual Method for hourly paid Employees and Equivalency
Method_________(e.g., daily, weekly, etc.) for salaried Employees.
(e)	☐	Describe method:______________________________________________________________

[Note: Under Election 12(e), the Employer may describe Hours of Service from the elections available under Elections 12(a) through (d), or a combination thereof as to a Participant group and/or Contribution Type (e.g. For all purposes, Actual Method applies to office workers and Equivalency Method applies to truck drivers).]

13.  ELECTIVE SERVICE CREDITING: (1.56(C)). The plan must credit Related Employer Service under Section 1.23(C) and also must credit certain Predecessor Employer/Predecessor Plan Service under Section 1.56(B). The Plan also elects under Section 1.56(C) to credit as Service the following Predecessor Employer service (Choose one of (a) or (b)):

(a)	☐	Not applicable. No elective Predecessor Employer Service credit applies.

(b)	☒	Applies. The plan credits the specific service with the following designated Predecessor Employers as service for the Employer for the purposes for the purposes indicted (Choose (1) and (2) as applicable. Complete (3). Choose (4) if applicable):

[Note: Any elective Service crediting under this election 13 must be nondiscriminatory.]

(1)	☐	All purposes. Credit Service for all purposes with Predecessor Employer(s):_______________________
(Insert as many names as needed)

(2)	☒	Designated purposes. Credit Service with the	(1)	(2)	(3)
Following Predecessor Employer(s) for the designated
		purpose(s):			Contribution
			Eligibility	Vesting	Allocation

	a.	Employer: Science Management Corporation & Subsidiaries.	☒	☒	☐
The Greenwood Partnership LP, Advent Environmental, Inc.
	b.	Employer:________________________________	☐	☐	☐
	c.	Employer:________________________________	☐	☐	☐

(3)	Time period. Under Elections 13(b)(1) or (2), the Plan credits (Choose one or more of a, b, and c, as applicable):

a.	☒	All, All Service under Election(s) 13(b) 1 , regardless of when rendered.
b.	☐	Service after, All Service under Election(s) 13(b) ______, which is or was rendered after ________________
(specify date).
c.	☐	Service before, All Service under Election(s) 13(b) ______, which is or was rendered before _____________
(specify date).

(4)	☐	Describe elective Predecessor Employer Service crediting: ____________________________________________

[Note: Under Election 13(b)(4), the Employer may describe service crediting from the elections available under Elections 1(b)(1) through (3), or a combination thereof as to a Participant group and/or Contribution Type (e.g. For all purposes, credit service with X only on/after 1/1/05 OR Credit all service for all purposes with entities the Employer acquires after 12/31/04 OR Service crediting for X Company applies only for purposes of Nonelective Contributions and not for Matching Contributions).]

Nonstandardized 401(k) Plan

EXECUTION PAGE

The Employer, by executing this Adoption Agreement, hereby agrees to the provisions of this Plan and Trust.

Employer:	Versar, Inc.
Date:	01/4/2011
Signed:	Lawrence W. Sinnott
Trustee
(Print Name and Title)

The trustee (and Custodian, if applicable), by executing this Adoption Agreement, hereby accepts its position and agrees to all of the obligations, responsibilities and duties imposed upon the Trustee (or Custodian) under the Prototype Plan and Trust. If the Employer under election 5(c) will use a separate Trust, the Trustee need not execute this Adoption Agreement.

Nondiscretionary Trustee(s):	Wachovia Bank, NA

Date:	01/7/2010

Signed:	Nancy Wheeler

Nancy Wheeler, Vice President
(Print Name and Title)

Nondiscretionary Trustee(s):

Date:

Signed:

(Print Name and Title)

Custodian(s) (Optional):

Date:

Signed:

(Print Name and Title)

Use of Adoption Agreement: Failure to complete properly the elections in this Adoption Agreement may result in disqualification of the Employer’s Plan. The Employer only may use this Adoption Agreement only in conjunction with the basic plan document referenced by its document number on Adoption Agreement page one.

Execution for Page Substitution Amendment Only: If this paragraph is completed, this Execution Page documents an amendment to Adoption Agreement Election(s) _13___ effective March 1, 2011, by substitute Adoption Agreement page number(s) _ 6_. The Employer should retain all Adoption Agreement Execution Pages and amended pages. [Note: The Effective Date may be retroactive or may be prospective as permitted under Applicable Law.]

Prototype Plan Sponsor: The Prototype Plan Sponsor identified on the first page of the basic plan document will notify all adopting Employers of any amendment to this Prototype Plan or of any abandonment or discontinuance by the Prototype Plan Sponsor of its maintenance of this Prototype Plan. For inquiries regarding the adoption of the Prototype Plan, the Prototype Plan Sponsors intended meaning of any Plan provisions or the effect of the Opinion Letter issued to the Prototype Plan Sponsor; please contact the Prototype Plan Sponsor at the following address and telephone number: 1525 W. WT Harris Blvd. Charlotte, NC 28262, 800-669-5812.

Reliance on Sponsor Opinion Letter: The Prototype Plan Sponsor has obtained from the IRS an Opinion Letter specifying the form of this Adoption Agreement and the basic plan document satisfy, as of the date of the Opinion Letter, Code €401. An adopting Employer may rely on the Prototype Sponsor’s IRS Opinion Letter only to the extent provided in Rev. Proc. 2005-16. The Employer may not rely on the Opinion Letter in certain other circumstances or with respect to certain qualification requirements, which are specified in the Opinion Letter and in Rev. Proc. 2005-16, Sections 19.02 and 19.03. In order to have reliance in such circumstances or with respect to such qualification requirements, the Employer must apply for a determination letter to Employee Plans Determinations of the IRS.